UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2022

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Liberty Avenue, Union, New Jersey 07083

(Address of principal executive offices) (Zip Code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $.01 par value	BBBY	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On August 31, 2022, Bed Bath & Beyond Inc. (the “Company”) established an at the market equity distribution program (the “ATM Program”) by entering into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC, acting as sales agent for the Company (the “Sales Agent”), pursuant to which the Company may issue and sell, from time to time, shares (“Shares”) of its common stock, par value $0.01 per share (“Common Stock”), in any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Act”). The Shares will be sold pursuant to the Company’s prospectus supplement, dated August 31, 2022 (the “Prospectus Supplement”), which was filed with the Securities and Exchange Commission (the “SEC”) on such date and the Company’s shelf registration statement on Form S-3 (Registration No. 333-267173). Pursuant to the Prospectus Supplement, the Company may offer and sell up to a maximum of 12 million Shares. The Company is not obligated to sell any Shares under the Sales Agreement, and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement. The Sales Agent will be entitled to compensation as provided under the terms of the Sales Agreement.

The Company made certain customary representations, warranties and covenants concerning the Company and its Common Stock in the Sales Agreement and agreed to provide indemnification and contribution to the Sales Agent against certain civil liabilities, including liabilities under the Act.

The Company currently intends to use the net proceeds, after deducting the Sales Agent’s commission and the Company’s offering expenses, that it receives upon the issuance and sale of Shares to or through the Sales Agent for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital or capital expenditures, acquisitions and other investments.

Subject to the terms and conditions of the Sales Agreement, the Sales Agent will use its commercially reasonable efforts to sell, on the Company’s behalf, the Shares that may be offered by the Company from time to time under the Sales Agreement. The sales, if any, of the Shares made under the Sales Agreement will be made by means of ordinary brokers’ transactions on the Nasdaq Global Select Market (“Nasdaq”) or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Actual sales will depend on a variety of factors to be determined by the Company from time to time.

The above description of the Sales Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Sales Agreement and is qualified in its entirety by reference to the terms of the form of Sales Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference. The legal opinion of Cleary Gottlieb Steen & Hamilton LLP relating to the legality of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security nor shall there be any sale of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state.

In addition, the Company is filing this Form 8-K for the purposes of supplementing and updating its risk factors from the disclosure contained in the Company’s prior filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended May 28, 2022 and the Company’s Annual Report on Form 10-K for the year ended February 26, 2022. The updated risk factors are filed herewith as Exhibit 99.1 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated August 31, 2022, by and between Bed Bath & Beyond Inc. and Jefferies LLC.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

99.1	Risk Factors.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: August 31, 2022	By:	/s/ Gustavo Arnal
Gustavo Arnal
Chief Financial Officer